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                                 EXHIBIT 3.0(i)
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                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                        FRONTEER DIRECTORY COMPANY, INC.

     Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

     FIRST:    The name of the corporation is FRONTEER DIRECTORY COMPANY, INC.
(the "Company").

     SECOND:   The following amendment to the Articles of Incorporation was duly adopted by the directors on April 26, 1995:

          RESOLVED, that pursuant to the authority expressly granted to this Board by the terms of the Company's Articles of Incorporation, this Board hereby creates a series of preferred stock, $0.10 par value per share, of the Company, to consist of 87,500 shares, which shall be designated as "Series A Voting Cumulative Preferred Stock" (collectively in this Resolution referred as the "Series A Preferred Stock"). For purposes of this Resolution, the stated value of the Series A Preferred Stock is $10.00 per share ("Stated Value"). The Board hereby does fix the voting powers, preferences, and relative participating, optional, and other special rights and qualifications, limitations, and restrictions thereof to those set forth in the Company's Articles of Incorporation and as follows:

     1.   DIVIDEND RIGHTS.

          (a) GENERAL OBLIGATION. The holders of outstanding Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of the funds legally available for such purpose, cash dividends payable as provided in this Resolution. Cash dividends on each share of Series A Preferred Stock will accrue cumulatively whether or not such dividends have been declared and whether or not such dividends can legally be declared under federal or state laws. The Board of Directors will not declare or pay dividends on the Series A Preferred Stock at any time that such dividends cannot be legally paid under federal or state laws. The date on which the Company initially issues any share of Series A Preferred Stock will be deemed to be its "Date of Issue" regardless of the number of times such share of Series A Preferred Stock is transferred on the stock register maintained by the Company. The Series A Preferred Stock will be represented by stock certificates. Such 87,500 shares of Series A Preferred Stock are being issued in connection with the acquisition of the assets of RAFCO, Ltd. by the Company. The holders originally purchased 87,500 shares of preferred stock of RAFCO, Ltd. at a purchase price of $10.00 per share. The Company will maintain a Series A Preferred Stock register ("Register") containing the name and address of each owner of Series A Preferred Stock and the number of shares owned,

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     and the Company will be entitled to treat the registered owners of Series A
     Preferred Stock as shown on the Register as the legal owners of the Series
     A Preferred Stock for all purposes. Transfers of Series A Preferred Stock may only be made on the Register maintained by the Company. Any owner of Series A Preferred Stock may effect a change of address by sending written notice thereof to the Company at its principal executive office by certified mail.

               (i) REGULAR DIVIDENDS. The registered owners of outstanding Series A Preferred Stock will be entitled to receive when, as, and if declared by the Board of Directors, out of funds of the Company legally available therefor, regular cumulative cash dividends, payable quarterly, at the rate of 9% per annum of the Stated Value of the Series A Preferred Stock (equivalent to $0.90 per share of Series A Preferred Stock) which regular dividend will hereinafter be referred to as the "Regular Dividend." The Regular Dividend on the Series A Preferred Stock will accrue from the Date of Issue or the first day of the earliest calendar quarter for which Regular Dividends have not been paid and will be payable when, as, and if declared by the Company's Board of Directors on the 15th day of April, July, October, and January, or if such day is a nonbusiness day, on the next business day, in each year, commencing on July 15, 1995. Each Regular Dividend will be payable to the registered owners as they appear on the Register at the close of business on record dates which shall be the last day of the last calendar quarter ending prior to the dividend payment date. The Regular Dividend quarterly periods will commence on and include the first day of each calendar quarter and will end on and include the last day of each calendar quarter preceding the next following dividend payment date. If declared by the Board of Directors the first Regular Dividend payable July 15, 1995 will be computed from the Date of Issue. If the Board of Directors fails to declare a Regular Dividend payable on a dividend payment date in respect of the Series A Preferred Stock, then the right of the registered owners of the Series A Preferred Stock to receive a Regular Dividend in respect of the dividend period ending prior to such payment date will not be lost, and the Company will continue to have a cumulative obligation to pay the Regular Dividend in respect of such dividend period. The Company will have no obligation to pay interest on the Regular Dividend unpaid for such payment period.

               (ii) DISTRIBUTION OF PARTIAL DIVIDEND PAYMENTS. If at any time the Company pays any dividend with respect to the outstanding Series A Preferred Stock, which in the aggregate is less than the total amount of dividends then accrued with respect to the outstanding Series A Preferred Stock, such payment will be distributed among the holders of the outstanding Series A Preferred Stock so that an equal amount will be paid with respect to each outstanding share of Series A Preferred Stock.

               (iii) OTHER DIVIDEND RESTRICTIONS. So long as any shares of Series A Preferred Stock are outstanding and if dividends on the Series A Preferred Stock have not

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          been paid in full, no dividend shall be declared or paid or set aside for payment or other distribution declared or made upon the outstanding shares of Common Stock of the Company or upon any other stock of the Company ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation, nor shall funds be set aside for the purchase or redemption of any such stock, through a sinking fund or otherwise, unless and until the Company shall have paid in full all dividends then due on the Series A Preferred Stock. If the Company has declared and paid in full each dividend due on the Series A Preferred Stock, the Company may pay dividends on its outstanding Common Stock or upon any other stock of the Company ranking junior to or on a parity with the Series A Preferred Stock.

     2.   LIQUIDATION RIGHTS.

          Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of the outstanding Series A Preferred Stock will be entitled to receive, out of the assets of the Company legally available for distribution to shareholders under the Colorado Business Corporation Act, or the proceeds thereof, before any distribution of assets is made with regard to the holders of any Junior Stock, including Common Stock, an amount in cash equal to the Stated Value per share plus an amount per share equal to any cumulative dividends unpaid, if any, and no more, without interest, to the date fixed for such liquidation, dissolution, or winding up. If the amounts available for distribution with respect to the Series A Preferred Stock and any other outstanding Parity Stock are not sufficient to satisfy the full liquidation rights of all outstanding Series A Preferred Stock and such Parity Stock, then the holders of such Series A Preferred Stock and such Parity Stock will share ratably in such distribution of assets, in proportion to the full respective preferential amounts to which they may be entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Series A Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company. Written notice of any such liquidation, dissolution, or winding up, stating a payment date, and the amount to be paid on such date, and the place where the amounts distributable shall be payable, shall be given by first class mail to the holders of record of the outstanding Series A Preferred Stock, not less than 60 days prior to the payment date stated therein, such notice to be addressed to each holder of outstanding Series A Preferred Stock at such holder's address as shown on the Register. A consolidation, merger, or sale of all or substantially all of the assets of the Company will not be considered a liquidation, dissolution, or winding up of the Company for this purpose; provided, however, that if the aggregate amount of cash receivable in exchange for or upon conversion of the Series A Preferred Stock in connection with a cash merger or other cash transaction would be less than the liquidation value of the outstanding Series A Preferred Stock, then such cash merger or transaction will be considered a liquidation, dissolution, or winding up of the Company and will be deemed to provide the owners of the Series A

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     Preferred Stock with the rights described in this paragraph as if a liquidation, dissolution, or winding up of the Company is occurring.

     3.   PREEMPTIVE RIGHTS.

          No owner of shares of Series A Preferred Stock will have any preemptive right to subscribe for stock, obligations, warrants, rights to subscribe to stock, or other securities of the Company of any class, now or hereafter authorized.

     4.   REDEMPTION AND VOTING RIGHTS.

          (a) REDEMPTION. The Company may redeem, at its option, shares of Series A Preferred Stock, in whole or in part but on a pro rata basis out of funds legally available therefor, upon 90 days prior written notice at December 31, 1995, and at December 31 in each year thereafter so long as any of the shares of Series A Preferred Stock are issued and outstanding. Such notice must be sent by first class mail to the address of the owner on the Register of Series A Preferred Stock owners maintained by the Company. It shall be the obligation of each owner of Series A Preferred Stock to notify the Company at its principal executive office of any change in such owner's address. If the Company exercises its option to redeem any shares of Series A Preferred Stock, the redemption price per share of Series A Preferred Stock will be $11.00. In the event of a merger or consolidation in which the Company is not the surviving corporation, or in the event of the sale by the Company of all or substantially all of its assets, the Series A Preferred Stock may be redeemed at the time of any such trans-action by the Company in whole, but not in part, at the redemption price equal to $11.00 per share. In addition, the Company may, at its option and at any time, repurchase any outstanding Series A Preferred Stock at the request of the owner thereof at prices and on terms negotiated between the Company and such owner.

          (b) DIVIDENDS AFTER REDEMPTION. On and after the date fixed for redemption, provided that the redemption price (including any accrued and unpaid dividends to and including the date fixed for redemption) has been duly paid or provided for, dividends shall cease to accrue on the Series A Preferred Stock redeemed, such shares shall no longer be deemed to be outstanding, and all rights of the owners of such shares as shareholders of the Company shall cease, except the right to receive the monies payable on such redemption, without interest thereon. The redemption price will be mailed by first class mail to the address of the shareholder contained on the Register maintained by the Company.

          (c) RESTRICTION. The Company shall not be entitled to redeem or set aside funds for the redemption of any Parity Stock, unless prior to or contemporaneous therewith, it redeems, or sets aside funds for the redemption of, a number of shares of the Series A Preferred Stock whose liquidation preference bears the same relationship to the aggregate liquidation preference of all shares of preferred stock (Series A Preferred

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     Stock and Parity Stock) then outstanding as the liquidation preference of any such Parity Stock to be redeemed bears to the aggregate liquidation preference of all Parity Stock then outstanding.

          (d) ACCRUED DIVIDENDS. The Company shall not redeem or repurchase any shares of Series A Preferred Stock unless all dividends upon all outstanding shares of Series A Preferred Stock accrued through the date of redemption or repurchase have been or are paid in full.

          (e)  VOTING RIGHTS.

               (i) The Company will not, without the consent or approval of the owners of at least 66-2/3% of the outstanding shares of Series A Preferred Stock, voting separately as a class, amend, alter, or repeal or otherwise change any provision of the Company's Articles of Incorporation or this Resolution authorizing and creating the Series A Preferred Stock, if such amendment, authorization, or repeal would materially and adversely affect the rights, preferences, powers or privileges of the Series A Preferred Stock; create, authorize or issue, or increase the authorized or issued amount of any class or series of any equity securities of the Company, or any warrants, options or other rights convertible or exchangeable into any class or series of equity securities of the Company, ranking either prior to, or on a parity with, the Series A Preferred Stock either as to dividend rights or rights on liquidation, winding up or dissolution of the Company. Creation or issuance of Junior Stock, or an amendment which increases the number of authorized shares of preferred stock, will not be considered to be a material and adverse change requiring a vote of the owners of the Series A Preferred Stock. In the event of any consolidation, merger (other than a merger for the primary purpose of effecting a change in the Company's state of incorporation that does not result in any amendment, alteration, repeal, or other material and adverse change in the rights, preferences, privileges, or restrictions of the Series A Preferred Stock), sale of all or substan-tially all of the assets of the Company, reclassification or reorganization (other than any reorganization in which the Company shall be the surviving or acquiring corporation if the rights, prefer-ences, privileges, and restrictions granted are imposed on the Series A Preferred Stock remain unchanged unless any amendment is made to the Articles of Incorporation of the Company which would otherwise require such approval), exchange or liquidation, the holders of the Series A Preferred Stock will be entitled to vote as a separate class.

               (ii) In addition to the special voting rights expressly provided by law or set forth in paragraph 4(e)(i) hereof, each share of Series A Preferred Stock outstanding shall be entitled to one vote on each matter voted on at a meeting of shareholders of the Company.


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     5.   CERTAIN DEFINITIONS.

          The following terms shall have the respective meanings set forth below:

          (a) "Common Stock" shall mean the Common Stock, $0.01 par value per share of the Company.

          (b) "Junior Stock" solely for the purpose of this Resolution means shares of stock of any class issued by the Company which have rights which are junior to the Series A Preferred Stock with respect to dividends and upon liquidation.

          (c) "Parity Stock" means shares of preferred stock of the Company which are by their terms on a parity with the Series A Preferred Stock either as to dividends or as to the distribution of assets on any voluntary or involuntary liquidation, dissolution, or winding up of the Company.

     6.   RANKING.

          The rights of the owners of the Series A Preferred Stock will be senior to the owners of Junior Stock with respect to dividend rights and distributions upon liquidation. The Company is not prohibited under this Resolution from issuing Junior Stock. The Company is prohibited from issuing Parity Stock unless approved by the owners of two thirds of the outstanding shares of Series A Preferred Stock. The rights of the owners of shares of Series A Preferred Stock will be subordinate to the rights of all creditors of the Company, including the holders of subordinated debt.

     7.   MISCELLANEOUS PROVISIONS.

          (a) SUCCESSORS AND ASSIGNS. All covenants and agreements in this Resolution by or on behalf of the Company or any owner of Series A Preferred Stock will bind and inure to the benefit of the respective successors and assigns of such persons whether so expressed or not.

          (b) NOTICES AND PAYMENTS. Any notice provided for herein or any payment required hereunder which is being made to the owner of shares of Series A Preferred Stock may be sent by United States first class mail, postage prepaid, and will be deemed to have been received four days after such notice or payment is deposited in the United States mail.

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          (c)  AMENDMENT.  Except as otherwise provided in this Resolution or under the Colorado Business Corporation Act, this Resolution may not be altered, amended, or repealed without the prior written consent of all of the owners of outstanding Series A Preferred Stock.

Dated:  April 28, 1995.


                              FRONTEER DIRECTORY COMPANY, INC.
                              a Colorado corporation


                              By:/s/ DENNIS W. OLSON
                                 -----------------------------------------------
                                 Dennis W. Olson, President


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